FOR IMMEDIATE RELEASE

                           Scantek Medical Enters Into
                    Distribution Agreement for BreastCare(TM)

         Cedar Knolls, NJ--(Prime Zone)--June 30, 2005--Scantek Medical, Inc. (SKML.PK) announced today that it entered into a Distribution Agreement (the "Distribution Agreement") with Global Agri-Med Technologies, Inc ("Global") dated as of the 25th day of May 2005 pursuant to which Global was granted, subject to the terms and conditions of the Distribution Agreement, an exclusive, perpetual license to distribute BreastCare(TM)/BreastAlert(TM) Differential Temperature Sensor product ("BreastCare(TM)") in Chile, England, Scotland and Wales.

         The Distribution Agreement is subject to certain terms and conditions, including, but not limited to, payment of the purchase price for the license and meeting certain minimum sales requirements. Scantek has been issued 20% of Global's total issued and outstanding shares of common stock. Scantek's ownership interest in Global shall not be diluted under any circumstances until the occurrence of certain events.

         Scantek is a high-tech medical company engaged in developing, manufacturing, selling and licensing of products and devices to assist in the early detection and diagnosis of disease. Ultimately, Scantek intends to focus upon manufacturing, selling, and licensing the BreastCare(TM) device in other countries. The BreastCare(TM) device is to be used by physicians as an adjunct to clinical breast examination, mammography and other established procedures for the detection of breast disease.

         BreastCare(TM) can significantly improve early detection of breast cancer when used as an adjunct to clinical breast examination and mammography. In clinical studies in the United States (i.e., Memorial Sloan Kettering Cancer Center, NY, MD Anderson Cancer Center, Houston, Guttman Institute, NY, Georgetown University, and Brotman -UCLA), in Brazil and at the European Institute of Oncology in Milan, Italy, BreastCare(TM) has been clinically proven capable of recognizing metabolic activity (angiogenesis) by recording the heat differentiation of corresponding areas of the breast. At the present time, in developing countries, as well as industrial nations, there is no available screening procedure which identifies increased metabolic activity due to abnormal cell proliferation.

         Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in Scantek's filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed.

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For more information
Dr. Zsigmond L. Sagi
Scantek Medical, Inc
973-401-0434